DELTA NATURAL GAS COMPANY, INC.
3617 Lexington Road
Winchester, KY 40391

Glenn R. Jennings	Phone: 859-744-6171 ext 1148
Chairman of the Board, President	Fax: 859-744-6552
And Chief Executive Officer	email: gjennings@deltagas.com
February 21, 2017
CONFIDENTIAL
To all Delta Employees:

On February 20, 2017, Delta’s Board of Directors approved a Merger Agreement whereby Delta’ s common stock is to be purchased by Steel River Partners and its utility subsidiary Peoples Gas Company, which is headquartered in Pittsburgh, Pennsylvania.

The shares of common stock are to be purchased from all shareholders for $30.50 per share. Delta’s Board will recommend to Delta’s shareholders, at a special meeting to be held within the next month or two, that they approve the sale of 100% of Delta’s stock.

The transfer of ownership requires approval by the Kentucky Public Service Commission. A filing with the Commission seeking approval will be made as soon as possible.

After completion of the stock ownership change, estimated to be completed later in 2017, Peoples Gas would have complete ownership of Delta and would continue to operate the company as Delta Natural Gas. They plan no immediate changes and have committed to continue to employ all Delta employees and have agreed that all Delta employee benefit plans and programs would continue after the transaction closes.

Peoples Gas currently serves approximately 700,000 natural gas customers primarily in Pennsylvania with some in West Virginia and Kentucky. Peoples Gas is a growing gas utility, and has expanded its customer and employee base significantly over the last seven years. Similar to Delta, Peoples Gas has a long history of providing high quality service to residential, commercial and industrial customers. Peoples Gas will provide Delta with increased capital for expansion opportunities in Kentucky and will provide for a stronger company to open up new and exciting opportunities for all.

Delta’s officers are expected to continue in their current roles after the merger occurs. Current offices and operating locations of Delta will continue to be utilized, with the Delta corporate headquarters continuing in Winchester. As a result of the transaction, Delta and its subsidiaries will become part of a larger, more broad-based organization, while continuing to operate under the Delta Gas name and brand. Delta’s emphasis on excellent customer service and safety will be continued after the transaction closes, with continuing support being provided in the communities and for the businesses and families Delta services.
We greatly value all employees and all past and current efforts at Delta, and ask that you all continue to help Delta succeed. It is a time of change for us all, and your continuing efforts are greatly appreciated.

/s/Glenn